Development Agreement
(Agreement”)

between:

Octacation Productions Ltd.  (“OPL”)
A Nevada company doing business in Calgary, Alberta

and

FuLuCai Productions Ltd. (“FPL”)
A Nevada company doing business in Calgary, Alberta

(Hereinafter collectively referred to as the “Parties”)

Whereas OPL requires video production and post production services (the “Services”) for the development of a marketing video (the “Trailer”) for OPL’s movie, Smack in the Middle of Nowhere, and

Whereas FPL has the development experience and equipment necessary to provide the Services to OPL, the Parties hereby agree as follows:

1.
The Services will include video production and post-production, voice acquisition and mixing, sound effects, non-union actors, craft services, direction, and editing. Any and all other services, including music, will be considered extra’s and billed on a cost-plus-20% basis;

2.	OPL will, within 60 days of signing this Agreement, provide FPL with ten (10) storyboarded scenes and scripted dialogue, if any, to be used by FPL as guidance for the Trailer production;

3.
OPL will pay FPL a total of US$40,000 (plus any applicable taxes) for the Trailer development, $15,000 (plus any applicable taxes) of which is payable upon signing of this Agreement with the balance due within 30 days of the closing of OPL’s contemplated financing via S-1 Registration Statement originally filed on March 22, 2011 (the “Financing”);

4.	FPL will have full artistic control over the Trailer development;

5.	FPL will deliver the completed Trailer within 6 months of the final payment.

This Agreement will be governed by the laws of the Province of Alberta, Canada.

Signed in Calgary this 28th. day of March, 2011

Octacation Productions Ltd.
Per
/s/ Darryl Cozac
Darryl Cozac
President

Fulucai Productions Ltd.
Per
/s/ James Durward
James Durward
President